Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207924

The information in this prospectus is not complete and may be changed. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 10, 2015)

Subject to Completion

Preliminary prospectus dated March 31, 2016

8,000,000 Shares

VWR Corporation

Common Stock

The selling stockholder is offering 8,000,000 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholder.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “VWR.” On March 31, 2016, the last sale of our common stock as reported on NASDAQ was $27.06 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-7 of this prospectus supplement.

The underwriters have agreed to purchase shares of our common stock from the selling shareholder at a price of $         per share, which will result in $                 of proceeds to the selling stockholder after underwriting discounts and commissions.

	Per Share	Total
Public offering price	$	$
Underwriting discounts	$	$
Proceeds, before expenses, to the selling stockholder	$	$

The selling stockholder identified in this prospectus has granted the underwriters an option to purchase, on the same terms and conditions as set forth above, up to an additional 1,200,000 shares within 30 days from the date of this prospectus supplement. We will not receive any of the proceeds from the sale of shares by the selling stockholder if the underwriters exercise their option to purchase additional shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                     , 2016.

Goldman, Sachs & Co.	Barclays

The date of this prospectus supplement is                     , 2016.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and any free writing prospectus with respect to the offering filed with the SEC. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should assume that the information in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to the offering filed with the SEC and the documents incorporated by reference is accurate only as of their respective dates regardless of its time of delivery or the time of any sales of our common stock. Our business, financial condition, results of operations or cash flows may have changed since the date of this prospectus supplement.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1

OUR COMPANY	S-2

CAUTIONARY FACTORS REGARDING FORWARD-LOOKING STATEMENTS	S-3

RISK FACTORS	S-7

USE OF PROCEEDS	S-13

SELLING STOCKHOLDER	S-14

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS	S-18

UNDERWRITING	S-23

LEGAL MATTERS	S-31

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	S-31

Prospectus

ABOUT THIS PROSPECTUS	ii

WHERE YOU CAN FIND MORE INFORMATION	1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	1

OUR COMPANY	3

ADDITIONAL INFORMATION	3

RISK FACTORS	3

CAUTIONARY FACTORS REGARDING FORWARD-LOOKING STATEMENTS	4

SELLING STOCKHOLDER	6

USE OF PROCEEDS	6

PLAN OF DISTRIBUTION	6

LEGAL MATTERS	9

EXPERTS	9

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus together with the information incorporated herein and therein by reference. See “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus.

Except as otherwise stated or required by the context, references in this prospectus to: (i) the “Company,” “VWR,” “we,” “us” and “our” refer to VWR Corporation and its consolidated subsidiaries; (ii) “VWR Funding” refers to our direct wholly owned subsidiary, VWR Funding, Inc.; and (iii) the “selling stockholder” and “VWR Holdings” refer to Varietal Distribution Holdings, LLC.

OUR COMPANY

We are a leading, independent provider of laboratory products, services and solutions to the global life science, general research and applied markets. We have significant market share positions in Europe and North America. We also have operations in Asia-Pacific and other key emerging markets to support our multinational customers across the globe. We serve a critical role in connecting customer sites with core laboratory product suppliers across multiple industries and geographies. We offer a broad portfolio of branded and private label laboratory products. We also offer a full range of value-added services, including custom manufacturing, to meet our customers’ needs. These services represent a growing but currently small portion of our overall net sales. We offer a wide selection of unique products and have developed an extensive global infrastructure including thousands of sales and service-focused professionals. We deliver value to our customers by improving the costs, efficiency and effectiveness of their research laboratories and production operations. We deliver value to our suppliers by providing them with cost-effective channel access to a global and diverse customer base.

Our portfolio includes chemicals, reagents, consumables, durable products and scientific equipment and instruments with a range of complexity and sophistication. We offer most of the leading branded products to the customer segments we serve. Our private label products enhance our branded product offerings by providing additional choice at varying price points to our customers. We complement our branded and private label product portfolio with value-added service offerings marketed under the “VWRCATALYST” brand, including sourcing and procurement, logistics, chemical and equipment tracking and sample management. We have recently expanded our service offerings to include more complex scientific research support services, such as genotyping, bioreactor servicing, compound management and customized kit assembly. In addition, we offer custom manufacturing solutions, including buffers, reagents and other chemicals used in biopharmaceutical and industrial applications and production processes. We believe these growing value-added service offerings integrate us within our customers’ critical operational processes and further differentiate our value proposition from that of our competitors. We believe our range of offerings and capabilities enhances our ability to expand our addressable market and gain market share leading to incremental net sales and profits.

CAUTIONARY FACTORS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct.

You should understand that the following important factors, in addition to those discussed herein under the caption “Risk Factors,” could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	unfavorable political, economic, capital and credit market conditions in the regions where we operate;

•	changes in our customers’ research, development and production and other scientific endeavors;

•	changes to the life science industry adversely affecting our business;

•	increased competition from other companies in our industry and our ability to increase our market shares in the geographic regions where we operate;

•	our ability to maintain relationships with our customers and suppliers;

•	our ability to consummate and integrate recent and future acquisitions;

•	the international scope of our operations;

•	the need to record impairment charges against our goodwill, other intangible and/or other long-lived assets;

•	existing and increased government regulations to which we and our suppliers are subject;

•	our ability to comply with applicable antitrust or competition laws;

•	increased costs to comply with environmental, health and safety laws and regulations;

•	product liability and other claims in the ordinary course of business;

•	our ability to hire, train and retain executive officers and other key personnel;

•	significant interruptions in the operations of our distribution centers or the operations of our suppliers;

•	failure of our information services and its connectivity to our customers, suppliers and/or certain service providers;

•	our failure to register and in some cases own the existing applications and registrations for our material trademarks or service marks in certain countries where we do business;

•	foreign currency exchange rate fluctuations; and

•	unanticipated increases to our income tax liabilities.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date on which the statements were made. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

THE OFFERING

Issuer	VWR Corporation.

Common stock offered by the selling stockholder	8,000,000 shares, excluding the shares pursuant to the option granted to the underwriters described below.

Common stock to be outstanding immediately after this offering	131,419,375 shares.

Option to purchase additional shares	The underwriters have a 30-day option to purchase up to 1,200,000 additional shares from the selling stockholder at the public offering price less underwriting discounts and commissions.

Use of proceeds	We will not receive any of the proceeds from the sale of shares in this offering. See “Use of Proceeds” and “Selling Stockholder.”

Dividend policy	We do not plan to pay a regular dividend on our common stock. The declaration and payment of all future dividends, if any, will be at the discretion of our board of directors (the “Board”) and will depend upon our financial condition, earnings, contractual conditions, including restrictions imposed by our senior secured credit facility (the “Senior Credit Facility”) and the indenture governing our 4.625% Senior Notes due 2022 (the “Euro Notes”) or applicable laws and other factors that the Board may deem relevant.

NASDAQ Symbol	“VWR.”

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” beginning on page S-7 of this prospectus supplement and any risk factors described in the documents we incorporate by reference, as well as all the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference, before investing in our stock.

Unless otherwise indicated, all information in this prospectus supplement relating to the number of shares of our common stock to be outstanding immediately prior to and after this offering is based on the number of shares outstanding as of March 29, 2016 and excludes:

•	5.9 million shares of common stock issuable upon the vesting and exercise of options outstanding as of March 29, 2016, at a weighted average exercise price of approximately $22.73 per share;

•	an aggregate of 5.6 million shares of common stock reserved for issuance under the 2014 Equity Incentive Plan, not including shares underlying outstanding stock options; and

•	1.9 million shares of common stock reserved for issuance under the VWR Employee Stock Purchase Plan.

•	32,624 shares of common stock issuable upon the vesting of restricted stock units outstanding as of March 29, 2016;

Unless expressly indicated or the context otherwise requires, all information in this prospectus supplement assumes:

•	no exercise of the underwriters’ option to purchase up to 1,200,000 additional shares of common stock from the selling stockholder; and

•	no exercise of options outstanding as of March 29, 2016.

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus supplement, you should carefully consider the following risk factors set forth below before making an investment in our ordinary shares. In addition, you should read and consider the risk factors associated with our business included in Item 1A. under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 as updated by our subsequent filings with the SEC. See “Where You Can Find More Information” in the accompanying prospectus.

Risks Related to Ownership of our Common Stock

Our common stock price may be volatile or may decline regardless of our operating performance, and holders of our common stock could lose a significant portion of their investment.

The market price for our common stock is likely to continue to be volatile. Our stockholders may not be able to resell their shares of common stock at or above the price at which they purchased their shares, due to fluctuations in the market price of our common stock, which may be caused by a number of factors, many of which we cannot control, including those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 as updated by our subsequent filings with the SEC and the following:

•	changes in financial estimates by any securities analysts who follow our common stock, our failure to meet these estimates or failure of securities analysts to initiate or maintain coverage of our common stock;

•	downgrades by any securities analysts who follow our common stock;

•	future sales of our common stock by our officers, directors and significant stockholders, including VWR Holdings, which is controlled by Madison Dearborn Partners, LLC (“Madison Dearborn Partners”);

•	market conditions or trends in our industry or the economy as a whole;

•	investors’ perceptions of our prospects;

•	announcements by us or our competitors of significant contracts, acquisitions, joint ventures or capital commitments;

•	changes in key personnel; and

•	our limited public float in light of VWR Holdings’ beneficial ownership of a majority of our common stock, which may result in the trading of relatively small quantities of shares by our stockholders having a disproportionate positive or negative influence on the market price of our common stock.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, including companies in our industry. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs, and our resources and the attention of management could be diverted from our business.

Madison Dearborn Partners has the ability to strongly influence corporate activities, and their interests may not coincide with yours.

Following completion of this offering, Madison Dearborn Partners will beneficially own, through its control of VWR Holdings, approximately 47.9% of our common stock (or 47.0% if the underwriters exercise their option to purchase up to 1,200,000 additional shares of common stock from VWR Holdings in full). Even though Madison Dearborn Partners’ beneficial ownership of our shares will fall below a majority as a result of this offering, it may continue to be able to strongly influence or effectively control our decisions. As a result of its beneficial ownership, Madison Dearborn Partners, so long as it continues to beneficially own a significant amount of our outstanding common stock, will have the ability to strongly influence the outcome of matters submitted to a vote of stockholders and, through the Board, the ability to strongly influence decision-making with respect to our business direction and policies. Matters over which Madison Dearborn Partners, directly or indirectly, exercises significant influence include:

•	the election of the Board and the appointment and removal of our officers;

•	mergers and other business combination transactions, including proposed transactions that would result in our stockholders receiving a premium price for their shares;

•	other acquisitions or dispositions of businesses or assets;

•	incurrence of indebtedness and the issuance of equity securities;

•	repurchase of stock and payment of dividends; and

•	the issuance of shares to management under our equity incentive plans.

Under our amended and restated certificate of incorporation, Madison Dearborn Partners and its affiliates will not have any obligation to present to us, and Madison Dearborn Partners and its affiliates may separately pursue corporate opportunities of which they become aware, even if those opportunities are ones that we would have pursued if granted the opportunity.

In addition, in connection with our initial public offering (the “IPO”), we entered into a Director Nomination Agreement with VWR Holdings that provides VWR Holdings the right to designate nominees for election to our board of directors for so long as VWR Holdings beneficially owns 10% or more of the total number of shares of our common stock then outstanding. The Director Nomination Agreement provides that Madison Dearborn Partners may cause VWR Holdings to assign such right to Madison Dearborn Partners or to a Madison Dearborn Partners’ affiliate so long as Madison Dearborn Partners and its affiliates are the beneficial owners of 50% or more of VWR Holdings’ voting equity interests.

Conflicts of interest may arise because some of our directors are principals of our largest stockholders.

Each of Messrs. Alexos and Sullivan, who are officers of Madison Dearborn Partners, and Mr. Kraemer, who is associated with Madison Dearborn Partners, serve on the Board. VWR Holdings, which is controlled by Madison Dearborn Partners, will continue to hold a significant amount of our outstanding common stock following this offering. Madison Dearborn Partners and the entities respectively controlled by them may hold equity interests in entities that directly or indirectly compete with us, and companies in which they currently invest may begin competing with us. As a result of these relationships, when conflicts between the interests of Madison Dearborn Partners, on the one hand, and of other stockholders, on the other hand, arise, these directors may not be disinterested. Although our directors and officers have a duty of loyalty to us under Delaware law and our amended and restated certificate of incorporation, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (i) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to the Board and a majority of our disinterested directors approves the transaction, (ii) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our stockholders and a majority of our disinterested stockholders approve the transaction or (iii) the transaction is otherwise fair to us. Our amended and restated certificate of incorporation provides that any principal, officer, member, manager and/or employee of Madison Dearborn Partners or any entity that controls, is controlled by or under common control with Madison Dearborn Partners (other than us or any company that is controlled by us) or a Madison Dearborn Partners-managed investment fund is not required to offer any transaction opportunity of which they become aware to us and could take any such opportunity for themselves or offer it to other companies in which they have an investment, unless such opportunity is offered to them solely in their capacities as our directors.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. On March 29, 2016, 131,419,375 shares of common stock were outstanding. The shares of common stock sold in our IPO and any subsequent secondary offerings are, and any shares sold in this offering will be, freely tradable without restriction under the Securities Act, except that any shares of our common stock that may be acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, may be sold only in compliance with certain volume limitations and other restrictions of Rule 144 of the Securities Act.

Following this offering, the remaining 62,950,000 shares, representing 47.9% of our total outstanding shares of common stock, (or 61,750,000 shares, representing 47.0% of our total outstanding shares if the underwriters exercise their option to purchase additional shares in full), will continue to be “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144 or Rule 701 under the Securities Act.

In the future, we may also issue our securities in connection with investments or acquisitions. The number of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock.

Anti-takeover provisions in our charter documents and as provided under Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our charter documents contain provisions that may make the acquisition of the Company more difficult without the approval of the Board. These provisions:

•	authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

•	establish a classified board of directors so that not all members of the Board are elected at one time;

•	generally prohibit stockholder action by written consent, requiring all stockholder actions be taken at a meeting of our stockholders, except that any action required or permitted to be taken by our stockholders may be effected by written consent until such time as Madison Dearborn Partners ceases to beneficially own 50% or more of our common stock;

•	provide that special meetings of the stockholders can only be called by (i) the chairman or vice chairman of the Board, (ii) our chief executive officer, (iii) a majority of the Board through a special resolution or (iv) the holders of at least 10% of our common stock until such time as Madison Dearborn Partners ceases to beneficially own 50% or more of our common stock, effected by consent in writing by such stockholders;

•	establish advance notice requirements for nominations for elections to the Board or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	provide that the Board is expressly authorized to make, alter or repeal our amended and restated by-laws.

These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of the Company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”), our certificate of incorporation or our by-laws or (iv) any other action asserting a claim against us that is governed by the internal affairs doctrine may, in each case, be brought only in the Court of Chancery in the State of Delaware and if

brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our amended and restated certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Because we do not intend to pay cash dividends in the foreseeable future, you may not receive any return on investment unless you are able to sell your common stock for a price greater than your purchase price.

We do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the Board and will depend upon results of operations, financial condition, contractual restrictions, including those under our Senior Credit Facility and the indenture governing our Euro Notes, any potential indebtedness we may incur, restrictions imposed by applicable law, tax considerations and other factors the Board deems relevant. Accordingly, if we do not pay dividends in the future, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur.

We are required to pay our existing owners for certain tax benefits to the extent realized by us (or deemed realized by us in the case of a change of control, certain divestitures or certain other events), which amounts are expected to be material and, in some instances, may exceed and/or be payable in advance of the tax benefits actually realized by us.

We have entered into an Income Tax Receivables Agreement (the “ITRA”) with VWR Holdings. The ITRA provides for the payment by us to VWR Holdings of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we along with our domestic subsidiaries actually realize as a result of the utilization of our pre-IPO net operating loss carryforwards.

These payment obligations are our obligations and not obligations of any of our subsidiaries. The actual timing of any payments under the ITRA will vary depending upon a number of factors, including the amount, character and timing of our and our domestic subsidiaries’ taxable income in the future. We expect that the payments we will be required to make under the ITRA will be material.

At December 31, 2015, we reported a liability of $163.1 million due to VWR Holdings related to the ITRA. Future changes in the realization of our net operating loss carryforwards that were generated prior to our IPO may impact the amount that will ultimately be paid to VWR Holdings, if any. We expect to repay the obligation within the carryforward period of the tax attributes without expiration.

In addition, the ITRA provides that upon certain mergers, stock and asset sales, other forms of business combinations or other changes of control, the ITRA will terminate and we will be required to make a payment equal to the present value (at a discount rate of LIBOR plus 1.00%) of anticipated future payments under the ITRA. Such payment would be based on certain assumptions, including those relating to our and our domestic subsidiaries’ future taxable income, and may therefore significantly exceed the actual tax benefits we ultimately realize from our net operating losses. We will have a similar obligation to make a present value accelerated payment based on certain assumptions if we dispose of certain subsidiaries or if we breach any of our material obligations under the ITRA, each of which also may result in a payment significantly in excess of the actual tax benefits we ultimately realize from our net operating losses. In these situations, our obligations under the ITRA could have a negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. Additionally, under the terms of the ITRA, VWR Holdings may be permitted to assign its rights under the agreement without our consent, in which case we may be required to deal with an unrelated counterparty under the agreement.

VWR Holdings will not reimburse us for any payments previously made under the ITRA if such benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in certain circumstances, payments could be made under the ITRA in excess of our ultimate cash tax savings. To the extent that we are unable to make timely payments under the ITRA for any reason, such payments will be deferred and will accrue interest at a rate of LIBOR plus 3.00% per annum until paid. We have agreed under the ITRA not to incur, and not to permit any of our domestic subsidiaries to incur, any new restrictions that would limit our ability to make payments under such agreement or the ability of our domestic subsidiaries to make payments to us for that purpose. This restriction could make it more difficult or costly for us to refinance our outstanding indebtedness.

We are a holding company and rely on dividends, distributions and other payments, advances and transfers of funds from our subsidiaries to meet our obligations.

We are a holding company that does not conduct any business operations of our own. As a result, we are largely dependent upon cash dividends and distributions and other transfers from our subsidiaries to meet our obligations. The agreements governing the indebtedness of our subsidiaries impose restrictions on our subsidiaries’ ability to pay dividends or other distributions to us. Additionally, deterioration of the earnings from, or other available assets of, our subsidiaries for any reason could also limit or impair their ability to pay dividends or other distributions to us.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by the selling stockholder in this offering. The selling stockholder will receive all of the net proceeds and bear all commissions and discounts, if any, from the sale of our common stock pursuant to this prospectus supplement. We will pay our expenses and the expenses of the selling stockholder in connection with this offering, other than underwriting discounts and commissions. See “Selling Stockholder.”

SELLING STOCKHOLDER

The following table sets forth information regarding the beneficial ownership of our common stock as of March 29, 2016 and the anticipated beneficial ownership percentages immediately following this offering for our selling stockholder.

The selling stockholder’s percentage ownership is based on 131,419,375 shares of our common stock outstanding as of March 29, 2016. The selling stockholder has granted the underwriters an option to purchase up to 1,200,000 additional shares of our common stock and the table below assumes no exercise of that option.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable within a specified date are deemed to be beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on shares of common stock to be outstanding after the completion of this offering, assuming no exercise of the option to purchase additional shares from us. We have not included in the following table the number of shares of common stock that certain of our executive officers and directors may be deemed to indirectly own as a result of being investors of VWR Holdings because none of such officers or directors exercise indirect voting or investment power with respect to our common stock.

			Percentage of Shares Beneficially Owned Assuming No Option Exercise (2)
Name	Shares Beneficially Owned	Shares Offered Hereby	Prior to this Offering	After this Offering
VWR Holdings (1)	70,950,000	8,000,000	54.0%	47.9%

(1)	Voting and dispositive power with respect to the common stock held by VWR Holdings is exercised by its board of directors, which is comprised of Messrs. Alexos and Sullivan. Madison Dearborn Capital Partners V-A, L.P. (“MDP V-A”), Madison Dearborn Capital Partners V-C, L.P. (“MDP V-C”), Madison Dearborn Capital Partners V Executive-A, L.P. (“MDP Executive”), MDCP Co-Investors (Varietal), L.P. (“Varietal-1”) and MDCP Co-Investors (Varietal-2), L.P. (“Varietal-2” and together with MDP V-A, MDP V-C, MDP Executive and Varietal-1, the “MDP Funds”) are the controlling equityholders of VWR Holdings. Madison Dearborn Partners V-A&C, L.P. (“MDP A&C”) is the general partner of each of the MDP Funds. Messrs. Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDP A&C that have the power, acting by majority vote, to vote or dispose of the units directly held by the MDP Funds. Madison Dearborn Partners, LLC (“MDP”) is the general partner of MDP A&C and has the ability to direct the investment decisions of MDP A&C, including the power to direct the decisions of MDP A&C regarding the vote or disposition of securities directly held by VWR Holdings. Messrs. Alexos, Sullivan, Finnegan and Mencoff each hereby disclaims any beneficial ownership of any shares directly held by the MDP Funds. The address for MDP, MDP A&C, the MDP Funds and Messrs. Alexos, Sullivan, Finnegan and Mencoff is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 4600, 70 West Madison Street, Chicago, Illinois 60602.

(2)	Assuming the underwriters exercise their option to purchase 1,200,000 additional shares from the selling stockholder, VWR Holdings will own approximately 47.0% of the total shares of common stock issued and outstanding.

Material Relationships with the Selling Stockholder

Set forth below are certain transactions and relationships between us and the selling stockholder.

Income Tax Receivable Agreement

In connection with our IPO, we entered into the ITRA which provides VWR Holdings with the right to receive payment from us of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we and our subsidiaries actually realize (or are deemed to realize in the case of a change of control, certain subsidiary dispositions or certain other events, as discussed below) as a result of the utilization of our and our subsidiaries’ net operating losses attributable to periods prior to the IPO.

VWR Holdings will not reimburse us for any payments previously made if such tax benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowances). As a result, in such circumstances we could make payments under the ITRA that are greater than our actual cash/tax savings.

While the actual amount and timing of any payments under the ITRA will vary depending upon a number of factors, including the amount and timing of the taxable income we and our subsidiaries generate in the future, and our and our subsidiaries’ use of net operating loss carryforwards, we expect that during the term of the ITRA the payments that we may make could be material.

If we undergo a change of control, the ITRA will terminate and we will be required to make a payment equal to the present value (at a discount rate of LIBOR plus 1.00%) of anticipated future payments under the ITRA, which payment would be based on certain assumptions, including those relating to our and our subsidiaries’ future taxable income, and may therefore significantly exceed the actual tax benefits we ultimately realize from our net operating losses and those of our subsidiaries. Additionally, if we sell or otherwise dispose of any of our subsidiaries in a transaction that is not a change of control, we will be required to make a payment equal to the present value of future payments under the ITRA attributable to the tax benefits of such subsidiary that is sold or disposed of, applying the assumptions described above, which may also result in a payment significantly in excess of the actual tax benefits we ultimately realize from our net operating losses and those of our subsidiaries.

The ITRA provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under it or by operation of law as a result of the rejection of it in a case commenced under the United States Bankruptcy Code or otherwise, then all our payment and other obligations under the ITRA will be accelerated and will become due and payable applying the same assumptions described above. Such payments could significantly exceed our actual cash tax savings that have been or will be realized.

Because we are a holding company with no operations of our own, our ability to make payments under the ITRA is dependent on the ability of our subsidiaries to make distributions to us.

The agreements governing the indebtedness of our subsidiaries impose restrictions on the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the ITRA. To the extent that we are unable to make payments under the ITRA for any reason, such payments will be deferred and will accrue interest at a rate of LIBOR plus 3.00% per annum until paid. The ability of VWR Funding to make distributions to us to fund any required payments under the ITRA is limited under the terms of the Senior Credit Facility and indenture governing the Euro Notes. We will agree under the ITRA not to incur, and not to permit any of our subsidiaries to incur, any new restrictions that would limit our ability to make payments under such agreement or the ability of our subsidiaries to make payments to us for that purpose. This restriction could make it more difficult or costly for us to refinance our outstanding indebtedness.

As of December 31, 2015, we reported a liability of $163.1 million to VWR Holdings relating to the ITRA, which represents 85% of the full obligation for applicable recognized deferred tax assets. The value of the liability assumes no material changes in the relevant tax law, and that we and our subsidiaries earn sufficient taxable income to realize the full tax benefits subject to the ITRA. We made payments of $9.8 million during 2015 and $78.1 million in March 2016.

Nomination of our Directors

In connection with our IPO, we entered into a Director Nomination Agreement with VWR Holdings that provides VWR Holdings the right to designate nominees for election to our board of directors for so long as VWR Holdings beneficially owns 10% or more of the total number of shares of our common stock then outstanding. Madison Dearborn Partners may cause VWR Holdings to assign its designation rights under the Director Nomination Agreement to Madison Dearborn Partners or to a Madison Dearborn Partners affiliate so long as Madison Dearborn Partners and its affiliates are the beneficial owners of 50% or more of VWR Holdings’ voting equity interests.

The number of nominees that VWR Holdings is entitled to designate under this agreement will bear the same proportion to the total number of members of our board of directors as the number of shares of common stock beneficially owned by VWR Holdings bears to the total number of shares of common stock outstanding, rounded up to the nearest whole number. In addition, VWR Holdings shall be entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director’s term regardless of VWR Holdings’ beneficial ownership at such time. VWR Holdings shall also have the right to have its designees participate on committees of our board of directors proportionate to its stock ownership, subject to compliance with applicable law and stock exchange rules. This agreement will terminate at such time as VWR Holdings owns less than 10% of our outstanding common stock.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with VWR Holdings. VWR Holdings is entitled to request that the company register its shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” VWR Holdings is also entitled to participate in certain registered offerings by the company, subject to the restrictions in the registration rights agreement. The company will pay VWR Holdings’ expenses in connection with VWR Holdings’ exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by VWR Holdings as of the closing of the IPO, (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions, and (iii) any of our common stock held by Madison Dearborn Partners and its affiliates (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act or repurchased by us or our subsidiaries. In addition, with the consent of the company and holders of a majority of Registrable Securities, any Registrable Securities held by a person other than Madison Dearborn Partners, Avista Capital Partners, L.P. (“Avista”) and their respective affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act. This offering is on account of VWR Holdings exercising its registration rights under this agreement. In 2015, we incurred expenses of $1.5 million in connection with sales of Registrable Securities under this agreement.

Miscellaneous

Madison Dearborn Partners and Avista are private equity firms that have investments in companies that purchase products or services from, or provide products and services to, us. Such transactions are entered into in the ordinary course of business on terms no less favorable to us than terms that could have been reached with an unaffiliated third party.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock to a “non-U.S. holder” (as defined below) that purchases shares of our common stock in this offering. This summary applies only to a non-U.S. holder that holds our common stock as a capital asset (generally, property held for investment), within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of this summary, except as modified for estate tax purposes (as discussed below), a “non-U.S. holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States, as defined for U.S. federal income tax purposes;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership considering an investment in our common stock, you should consult your own tax advisor.

This summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed or subject to different interpretations, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe in this summary. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service (the “IRS”), with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not address all aspects of U.S. federal income and estate taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with U.S. federal taxes other than the U.S. federal income and estate tax (such as U.S. federal gift tax laws or the Medicare tax on certain investment income) or with U.S., state, local or non-U.S. tax considerations. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

•	former citizens or residents of the U.S.;

•	brokers, dealers or traders in securities, commodities or currencies;

•	persons who hold our common stock as a position in a “straddle,” “conversion transaction,” synthetic security or other integrated transaction or risk reduction transaction;

•	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt entities;

•	persons subject to the alternative minimum tax;

•	persons who acquired shares of our common stock in connection with the performance of services;

•	banks, insurance companies, or other financial institutions; and

•	pass-through entities for U.S. federal income tax purposes and investors in such entities.

Such non-U.S. holders considering an investment in our common stock should consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. tax consequences that may be relevant to them.

This discussion is for general information only and is not intended to constitute a complete description of all U.S. federal income and estate tax consequences for non-U.S. holders relating to the purchase, ownership and disposition of shares of our common stock. If you are considering the purchase of our common stock, you should consult your own tax advisor concerning the particular U.S. federal income and estate tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income and estate tax law or under the laws of any other taxing jurisdiction.

Dividends

As discussed under the section entitled “Dividend Policy” above, we do not currently anticipate paying dividends. In the event that we do make a distribution of cash or property (other than certain stock distributions) with respect to our common stock (or certain redemptions that are treated as distributions with respect to common stock), any such distributions will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to you generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the U.S. are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates in generally the same manner as if you were a U.S. person, unless an applicable income tax treaty provides otherwise. Certain certification and disclosure requirements, including delivery of a properly executed IRS Form W-8ECI (or other applicable IRS Form W-8), must be satisfied for effectively connected income to be exempt from withholding. A foreign corporation may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits, subject to adjustments.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other taxable disposition of such share of common stock that is taxed to you as described below under the heading “Gain on Disposition of Common Stock.” Your adjusted tax basis in a share is generally your purchase price of such share, reduced by the amount of any such prior tax-free returns of capital (but not below zero).

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce U.S. federal withholding tax on dividends, then you must (a) provide the applicable withholding agent with a properly completed IRS Form W-8BEN, in the case of an individual, or W-8BEN-E, in the case of an entity (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries (including partnerships), satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships).

If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Common Stock

Subject to the discussions below of backup withholding and FATCA, you generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition of our common stock (other than certain redemptions treated as distributions with respect to our common stock), unless:

•	the gain is effectively connected with a trade or business you conduct in the U.S.;

•	if you are an individual, you are present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that you held shares of our common stock (the “specified testing period”), and certain other conditions are met.

If you are a person described in the first bullet point above, you will be subject to tax on the net gain derived from the disposition under regular graduated U.S. federal income tax rates on a net income basis in generally the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or if an income tax treaty applies, at such lower rate as may be specified by an applicable income tax treaty, subject to adjustments). If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States under the Code. With respect to the third bullet point above, we believe that we are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes; however, no assurance can be given in this regard. Even if we are or were to become a U.S. real property holding corporation, so long as our common stock continues to be traded on an established securities market, a non-U.S. holder generally would not be subject to U.S. federal income tax on any gain in respect of our common stock as long as such non-U.S. holder actually or constructively owned no more than 5% of our common stock during the specified testing period. If we are or were to become a U.S. real property holding corporation and you actually or constructively owned more than 5% of our common stock at any time during the specified testing period (or our common stock ceased to be traded on an established securities market), you would be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in generally the same manner as a U.S. person (unless an applicable income tax treaty provides otherwise).

Federal Estate Tax

Shares of common stock held (or deemed to be held) at the time of death by an individual non-U.S. holder who is neither a citizen nor resident of the United States (as specifically defined for U.S. estate tax purposes) will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to you the amount of any dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident under the provisions of an applicable income tax treaty.

In addition, you may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on shares of our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN, in the case of an individual, or W-8BEN-E, in the case of an entity) that you are not a U.S. person or you otherwise establish an exemption. Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of shares of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless you certify under penalty of perjury that you are a non-U.S. holder or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

Additional Withholding Taxes Applicable to Common Stock Held By or Through Foreign Entities

In addition to the withholding discussed above, legislation enacted in 2010 (“FATCA”) generally imposes a withholding tax of 30 percent on dividend income from our common stock and, after December 31, 2018, the gross proceeds of a disposition of our common stock paid to a “foreign financial institution” (broadly defined for this purpose (and including where such entity is acting as an intermediary), and generally including a non-U.S. investment vehicle), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Different rules and exceptions may apply in the case of foreign financial institutions resident in jurisdictions that have entered into intergovernmental agreements with the United States to implement FATCA. Absent any applicable exception, this legislation also generally will impose a withholding tax of 30 percent on dividend income from our common stock and, after December 31, 2018, the gross proceeds of a disposition of our common stock paid to a foreign entity that is not a foreign financial institution (including where such entity is acting as an intermediary) unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly own more than ten percent of the entity. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in our common stock.

THE SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

We, the selling stockholder and each of Goldman, Sachs & Co. and Barclays Capital Inc., as the underwriters, have entered into an underwriting agreement with respect to the 8,000,000 shares of common stock being offered hereby. Subject to certain conditions, each of the underwriters has agreed to purchase the number of shares of common stock set forth opposite its name below from the selling stockholder at a price of $         per share (resulting in net proceeds to the selling stockholder of approximately $                 million).

Underwriter	Number of Shares
Goldman, Sachs & Co.
Barclays Capital Inc.

Total	8,000,000

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares from the selling stockholder.

	Per Share	Total Without Option	Total With Option
Public offering price	$	$	$
Underwriting discount

Proceeds to the selling stockholder

The expenses of this offering are estimated at $450,000 and are payable by us. We have agreed with the underwriters to pay all expenses and application fees (including the legal fees of counsel for the underwriters) incurred and invoiced in connection with any filing with, and clearance of this offering by, the Financial Industry Regulatory Authority, Inc. in an aggregate amount not to exceed $25,000.

Option to Purchase Additional Shares

The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,200,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our directors and executive officers and the selling stockholder, have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 60 days after the date of this prospectus without first obtaining the written consent of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Stock Exchange Listing

Our common stock is listed on NASDAQ under the symbol “VWR.”

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit the underwriters from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on NASDAQ, in the over-the-counter market or otherwise.

Neither we nor the selling stockholder nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the selling stockholder nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. From time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Specifically, Goldman, Sachs & Co. and Barclays Bank PLC or their respective affiliates acted as joint lead arranger, co-syndication agent and lender under our Senior Credit Facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may, at any time, hold, or recommend to clients that they acquire long and/or short positions in such securities and instruments.

Sales Outside of the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the

Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of

Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except: (a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (b) where no consideration is or will be given for the transfer; (c) where the transfer is by operation of law; (d) as specified in Section 276(7) of the SFA; or (e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois. The underwriters have been represented by Cahill Gordon & Reindel LLP, New York, New York. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Madison Dearborn Partners and some of its affiliates in connection with various legal matters. Certain partners of Kirkland & Ellis LLP are members of a limited partnership that is an investor in one or more investment funds affiliated with Madison Dearborn Partners.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference into this supplement certain documents that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. We incorporate by reference into this prospectus supplement the documents listed below (other than any portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed “filed” under the Exchange Act), which we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 25, 2016;

•	the portions of our Definitive Proxy Statement on Schedule 14A for the 2015 annual meeting of the stockholders incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on April 10, 2015; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 1, 2014, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement.

You should direct requests for documents to:

VWR Corporation

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

(610) 386-1700

P R O S P E C T U S

VWR Corporation

Common Stock

The selling stockholder may offer and sell from time to time shares of our common stock covered by this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholder.

We will provide specific terms of any offering, including the price to the public of the common stock, in supplements to this prospectus. The selling stockholder may sell the common stock covered by this prospectus on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” The selling stockholder reserves the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of common stock. If any agents, dealers or underwriters are involved in the sale of any common stock, the applicable prospectus supplement will set forth any applicable commissions or discounts. The net proceeds to the selling stockholder from the sale of common stock will also be set forth in the applicable prospectus supplement. The prospectus supplement will also contain more specific information about the offering. This prospectus may not be used to sell common stock unless accompanied by a prospectus supplement.

Our registration of the common stock covered by this prospectus does not mean that the selling stockholder will offer or sell any shares.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “VWR.” On November 9, 2015, the last sale of our common stock as reported on NASDAQ was $26.70 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 10, 2015.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholder may sell common stock in one or more offerings. Each time our common stock is offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of any offering of our common stock pursuant to this prospectus, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information under the heading “Where You Can Find More Information.” To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into this prospectus or any prospectus supplement. Neither we nor the selling stockholder are making offers to sell our common stock in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference herein or therein is accurate only as of the date of the relevant document. You should not assume that the information contained in, or incorporated by reference into, this prospectus or any prospectus supplement is accurate as of any other date.

Except as otherwise stated or required by the context, references in this prospectus to the “Company,” “VWR,” “we,” “us” and “our” refer to VWR Corporation and its consolidated subsidiaries.

ii

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-3 with the SEC with respect to our common stock being offered as contemplated by this prospectus. This prospectus is a part of, and does not contain all of the information set forth in, the Registration Statement and the exhibits and schedules filed with it. For further information with respect to the Company and our common stock, please refer to the Registration Statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may read and copy all materials that we file with the SEC, including the Registration Statement and its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Information contained on any website referenced in this prospectus does not and will not constitute a part of this prospectus or the Registration Statement on Form S-3 of which this prospectus is a part.

In addition, we file periodic reports and other information with the SEC.

You may request a copy of any of our filings with the SEC at no cost, by writing us at the following address or telephoning us at the following number:

VWR Corporation

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

(610) 386-1700

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference into this registration statement certain documents that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. We incorporate by reference into this registration statement the documents listed below (other than any portions thereof, which under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable SEC rules, are not deemed “filed” under the Exchange Act), which we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 4, 2015;

•	the portions of our Definitive Proxy Statement on Schedule 14A for the 2015 annual meeting of the stockholders incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on April 10, 2015;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, filed with the SEC on May 14, 2015, August 12, 2015 and November 5, 2015, respectively;

•	our Current Reports on Form 8-K, filed with the SEC on March 25, 2015, May 13, 2015, May 19, 2015, September 30, 2015 and October 2, 2015; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 1, 2014, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this registration statement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this registration statement.

You should direct requests for documents to:

VWR Corporation

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

(610) 386-1700

OUR COMPANY

We are a leading, independent provider of laboratory products, services and solutions to the global life science, general research and applied markets. We have significant market share positions in Europe and North America. We also have operations in Asia-Pacific and other key emerging markets to support our multinational customers across the globe. We serve a critical role in connecting customer sites with core laboratory product suppliers across multiple industries and geographies. We offer one of the broadest portfolios of branded and private label laboratory products. We also offer a full range of value-added services, including custom manufacturing, to meet our customers’ needs. These services represent a growing but currently small portion of our overall net sales. We offer a wide selection of unique products and have developed an extensive global infrastructure including thousands of sales and service-focused professionals. We deliver value to our customers by improving the costs, efficiency and effectiveness of their research laboratories and production operations. We deliver value to our suppliers by providing them with cost-effective channel access to a global and diverse customer base.

Our portfolio includes chemicals, reagents, consumables, durable products and scientific equipment and instruments with a range of complexity and sophistication. We offer most of the leading branded products to the customer segments we serve. Our private label products enhance our branded product offerings by providing additional choice at varying price points to our customers. We complement our branded and private label product portfolio with value-added service offerings marketed under the “VWRCATALYST” brand, including sourcing and procurement, logistics, chemical and equipment tracking and sample management. We have recently expanded our service offerings to include more complex scientific research support services, such as DNA extraction, bioreactor servicing and compound management. In addition, we offer custom manufacturing solutions, including buffers, reagents and other chemicals used in biopharmaceutical and industrial applications and production processes. We believe these growing value-added service offerings integrate us within our customers’ critical operational processes and further differentiate our value proposition from that of our competitors. We believe our range of offerings and capabilities enhances our ability to expand our addressable market and gain market share leading to incremental net sales and profits.

ADDITIONAL INFORMATION

Our corporate headquarters are located at Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087. Our telephone number is (610) 386-1700, and our website address is www.vwr.com. The information on our website, however, does not constitute a part of, and is not incorporated into, this prospectus.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, including the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 4, 2015 and is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only risks we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any prospectus supplement or in the documents incorporated by reference herein or therein actually occurs, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

CAUTIONARY FACTORS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct.

You should understand that the following important factors, in addition to those discussed herein under the caption “Risk Factors,” could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	unfavorable political, economic, capital and credit market conditions in the regions where we operate;

•	changes in our customers’ research and development and other scientific endeavors;

•	changes to the life science industry adversely affecting our business;

•	increased competition from other companies in our industry and our ability to increase our market shares in the geographical regions where we operate;

•	our ability to maintain relationships with our customers and suppliers;

•	our ability to consummate and integrate recent and future acquisitions;

•	the international scope of our operations;

•	the need to record impairment charges against our goodwill, other intangible and/or other long-lived assets;

•	existing and increased government regulations to which we and our suppliers are subject;

•	our ability to comply with applicable antitrust or competition laws;

•	increased costs to comply with environmental, health and safety laws and regulations;

•	product liability and other claims in the ordinary course of business;

•	our ability to hire, train and retain executive officers and other key personnel;

•	significant interruptions in the operations of our distribution centers or the operations of our suppliers;

•	failure of our information services and its connectivity to our customers, suppliers and/or certain service providers;

•	our failure to register and in some cases own the existing applications and registrations for our material trademarks or service marks in certain countries where we do business;

•	foreign currency exchange rate fluctuations; and

•	unanticipated increases to our income tax liabilities.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date on which the statements were made. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

SELLING STOCKHOLDER

Information about the selling stockholder, Varietal Distribution Holdings, LLC (“VWR Holdings”), including the number of shares of common stock to be registered on its behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, that are incorporated by reference into this prospectus.

VWR Holdings may not sell any common stock pursuant to this prospectus until we have identified certain other information in a subsequent prospectus supplement. However, VWR Holdings may sell or transfer all or a portion of their common stock pursuant to any available exemption from the registration requirements of the Securities Act.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by the selling stockholder pursuant to this prospectus.

PLAN OF DISTRIBUTION

The selling stockholder may sell the common stock in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents, in privately negotiated transactions, or through a combination of any of these methods.

The prospectus supplement will include the following information, as applicable:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the common stock;

•	the net proceeds from the sale of the common stock;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the applicable public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	information about the selling stockholder.

Unless the context otherwise requires, as used in this prospectus, “selling stockholder” includes VWR Holdings and donees, pledgees, transferees or other successors-in-interest selling common stock received from VWR Holdings as a gift, pledge, partnership distribution or other transfer after the date of this prospectus or the applicable prospectus supplement.

The selling stockholder may sell common stock at fixed prices, at prices then prevailing or related to the then current market price, at varying prices determined at the time of sale or at negotiated prices. The offering price of the common stock from time to time will be determined by the selling stockholder and, at the time of the determination, may be higher or lower than the market price of our common stock on NASDAQ or any other exchange or market.

The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by it and, if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the selling stockholders to include the pledgee, transferee or other successors in interest as the selling stockholders under this prospectus. The selling stockholder also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into derivative or other hedging transactions involving the securities with third parties, or sell securities not covered by this prospectus to third parties in privately-negotiated transactions. In connection with those derivative transactions, the third parties may sell securities covered by this prospectus and any related prospectus supplement, including in short sale transactions, or may lend securities in order to facilitate short sale transactions by others. If so, the third party may use securities pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from the selling stockholder in settlement of those derivative or hedging transactions to close out any related open borrowings of securities.

The aggregate proceeds to the selling stockholder from the sale of our common stock offered by it will be the purchase price of our common stock less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling stockholder.

The selling stockholders also may resell all or a portion of the shares of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Sale through Underwriters or Dealers

If underwriters are used in the sale of any of the common stock, the underwriters will acquire the common stock for their own account. The underwriters may resell the common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer common stock to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the common stock will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered shares if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

In compliance with the guidelines of the Financial Industry Regulatory Authority, which we refer to as “FINRA,” the aggregate maximum discount, commission, agency fees, or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

During and after an offering through underwriters, the underwriters may purchase and sell the shares in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered shares sold for their account may be reclaimed by the syndicate if the offered shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered shares, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are used in the sale of shares, the selling stockholder will sell the shares to them as principals. They may then resell those shares to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

The selling stockholder may sell the common stock directly, and not through underwriters or agents. Common stock may also be sold through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered shares, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

The selling stockholder may sell the common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those shares. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we and/or the selling stockholder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase common stock from the selling stockholder, if applicable, at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We and/or the selling stockholder may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for, us or the selling stockholder in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois. Kirkland & Ellis LLP has from time to time represented and may continue to represent, Madison Dearborn Partners, LLC and some of its affiliates in connection with various legal matters. Certain partners of Kirkland & Ellis LLP are members of a limited partnership that is an investor in one or more investment funds affiliated with Madison Dearborn Partners, LLC.

EXPERTS

The consolidated financial statements of VWR Corporation and its subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

8,000,000 Shares

Common Stock

P R O S P E C T U S

S U P P L E M E N T

Goldman, Sachs & Co.

Barclays

                    , 2016